PROMISSORY NOTE
                             (the "Note")


US$2,280,100                                   Toronto, Ontario Canada
                                                         June 17, 2002


        FOR VALUE RECEIVED, Robert Salna whose address is 10225 Yonge Street, Richmond Hill, Ontario L4C 3B2 Canada (the "Borrower"), promises to pay to the order of Dover Petroleum Corporation (the "Lender") at 5100 Town Center Circle, Suite 430, Boca Raton, Florida 33486 (or at such other place as the Lender hereof may designate), the principal sum (the "Principal") of Two Million Two Hundred Eighty Thousand One Hundred and No/100 United States Dollars (US$2,280,100.00), together with interest (the "Interest") from the date hereof on the unpaid Principal balance outstanding from time to time at the rate of Four percent (4%) per annum, in lawful money of the United States of America as follows:

        Interest, computed on the basis of a 360 day year for the actual number of days in the interest payment period, on the unpaid Principal balance outstanding from time to time shall be paid as a part of each Installment (as hereinafter defined) due hereunder.

        The Principal balance outstanding shall be repaid by Borrower to Lender in eight (8) equal monthly installments (each, an "Installment") of Principal in the amount of $285,012.50, along with accrued Interest on the then outstanding Principal balance, with the first of such Installments being due on August 16, 2002 and with the remaining Installments being due monthly thereafter on the 16th day of each subsequent month until March 16, 2003 (the "Maturity Date").

        Upon the occurrence of an Event of Default (as such term is hereinafter defined), the then unpaid Principal balance hereof and any accrued and unpaid Interest shall accrue interest at the rate of
 Eight percent (8%) per annum (the "Default Rate").

        The Principal balance outstanding under this Note may be prepaid, in whole or in part, without penalty at any time.

        This Note is unsecured. This Note is issued in connection with the purchase by Borrower of certain shares of common stock (the "Purchased Shares") of the Company pursuant to a certain Regulation S Subscription Agreement (the "Subscription Agreement") by and between Borrower and Lender. Borrower understands and acknowledges that the Company shall have no obligation whatsoever to issue the Purchase Shares until such time as this Note is paid in full and Borrower shall have no interest whatsoever in the Purchase Shares until such time as the Purchase Shares are so issued by Lender. Should Borrower fail to pay any Installment under this Note when due, Company may, in addition to all remedies provided in this Note, exercise any and all remedies available to the Company under the Subscription Agreement. Notwithstanding the foregoing, Company shall, within a commercially reasonable period of time after payment of by Borrower of any amount of Principal due hereunder (a "Payment"), issue to Borrower an amount of Purchase Shares and Warrants (as such term is defined in the Subscription Agreement) equal to two (2) such Purchase Shares and two (2) such Warrants for each one dollar ($1.00) of any such Payment.

        All payments when paid as required hereunder shall be applied by Lender in the following order of priority:

        1. First, to any outstanding unpaid charges, including but not limited to late charges, costs of collection and the like;

        2.      Second, to Interest;

        3.      Third, to Principal.

        The happening of any of the following events (an "Event of Default") shall constitute a default hereunder:

        1. Failure of the Borrower to pay in full any Installment or any other sum due hereunder within five (5) days of when same becomes due; or

        2.      Failure of Borrower to perform any agreement hereunder.

        Upon the occurrence of an Event of Default the then unpaid Principal balance and any accrued and unpaid Interest shall be due and payable at the option of the Lender without notice or demand. Failure by Lender to exercise such option shall not constitute a waiver of the right of Lender to exercise same at any other time. Upon such occurrence of an Event of Default, the Principal and any accrued and unpaid Interest, if any, shall bear interest from the occurrence of an Event of Default until paid at the Default Rate.

        Each party executing this Note, whether Borrower, sureties or endorsers, and all others who may become liable for all or any part of the obligations evidenced hereby waive demand, presentment, protest and notice of protest and/or dishonor, notice of acceleration of maturity upon the occurrence of an Event of Default or otherwise, all other notice, filing of suit and diligence in collecting any amounts due under this Note, in enforcing any security rights belonging to Lender or in proceeding against any collateral provided by Borrower to Lender to secure the repayment hereof. Each party executing this Note, whether Borrower, sureties or endorsers, and all others who may become liable for all or any part of the obligations evidenced hereby agree that Lender may, from time to time, extend, modify, amend or renew this Note for any period (whether or not longer than the original period of this Note) and grant any releases, compromises or indulgences with respect to this Note or any extensions, modifications, amendments or renewals thereof or any security therefor, or grant to any party liable thereunder or hereunder, all without notice to or consent of any of the parties executing this Note and without affecting the liability of any party so executing this Note. Each party executing a copy of this Note, whether Borrower, sureties or endorsers, and all others who may become liable for all or any part of the obligations evidenced hereby agree that Lender shall not be required to first institute suit in order to enforce payment of this Note.

        The Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver of any kind shall be valid, unless in writing and signed by the Lender. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event.

        All rights and remedies of the Lender shall be cumulative and concurrent and may be pursued singly, successively or together at the sole discretion of Lender and may be exercised as often as occasion therefor shall arise.

        If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition of invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

        Any notice given hereunder shall be written and shall be deemed sufficient and received upon deposit with the United States mail or recognized private delivery service.

        The provisions of this Note are binding on the administrators, assigns and successors of Borrower and shall inure to the benefit of the Lender and the successors and assigns of Lender.

        This Note shall be governed by and construed in accordance with the laws of the State of Florida.

        Upon the occurrence of an Event of Default, this Note may be placed in the hands of an attorney at law for collection or to otherwise protect the interests of the Lender, and in that event Borrower hereby agrees to pay to the Lender, in addition to all other amounts provided for herein, the reasonable attorneys' fees (including appellate costs, if any) of Lender, together with all costs incurred as a result of the occurrence of any such Event of Default. Liability for reasonable attorneys' fees and costs shall exist whether or not any suit or other proceeding is commenced.

        Notwithstanding anything herein contained to the contrary, in no event, whether by reason of advancement of the Principal hereof, acceleration of maturity of the unpaid Principal balance hereof or otherwise, shall the amount taken, reserved, paid, charged or agreed to be paid for the use, forbearance or detention of money advanced pursuant hereto or pursuant to any other document executed in connection herewith exceed the maximum rate allowed by Florida law. If for any reason whatsoever fulfillment of any obligation hereunder shall cause the effective rate of interest to exceed the maximum lawful rate allowed under Florida law, then, the obligation shall be reduced to the limit of such validity and any amounts received by the Lender as interest which would exceed the maximum lawful rate allowed under Florida law shall be applied to the reduction of the unpaid Principal balance and not the payment of Interest. If such excessive interest exceeds the unpaid Principal balance, the excess shall be refunded to Borrower. In determining whether or not the interest paid or payable hereunder exceeds the maximum lawful rate, the Lender may utilize any law, rule or regulation in effect from time to time and available to the Lender.

        WAIVER OF JURY TRIAL. BY THE EXECUTION HEREOF, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ACCEPTANCE OF THIS NOTE BY LENDER FROM BORROWER.

                    (Signature appears next page)

        IN WITNESS WHEREOF, the Borrower, on the day and year written above, has executed this Note.


                                Borrower:




                                _______________________________________
                                Robert Salna